Exhibit 107

Filing Fee Table

F-1

(Form Type)

mF International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price	Fee Rate	Fee
Fees To Be Paid	Equity	Ordinary shares, no par value per share (1)(2)	Rules 457(a) and 457(o)	—	—	$613,335	0.0001476	$90.53
	Total Offering Amounts					$613,335		$90.53
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$90.53

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). There is no current market for the securities or price at which the shares are being offered.

(2)	Includes 106,667 Ordinary Shares to be sold in the offering, and up to 16,000 Ordinary Shares that may be purchased by the underwriters under the over-allotment option, and additional Ordinary Shares to be issued to prevent dilution resulting from share splits, share dividends, or similar transactions.